Exhibit 99.1

Broadwind Energy, Inc. Announces CEO

Succession

Cicero, Ill., December 9, 2019 — Broadwind Energy, Inc. (NASDAQ: BWEN), a leading precision manufacturer of structures, equipment and components for clean tech and other specialized applications, today announced that its Board of Directors has named Eric Blashford as the Company’s incoming CEO and President, following the retirement of Stephanie Kushner.  The leadership transition is effective March 1, 2020, at which time Mr. Blashford will also be named to the Company’s Board of Directors.  Ms. Kushner will continue to serve as a member of the Board of Directors following her retirement from the Company.

“During her tenure as CEO, Stephanie was instrumental in driving transformational strategic initiatives that improved our competitive positioning, diversified the customer base and enhanced the reliability of our manufacturing centers,” stated David Reiland, Chairman of the Board of Directors.  Under her leadership, together with that of Eric Blashford, our incoming CEO, Broadwind has invested in targeted systems initiatives and related commercial manufacturing processes to support a broader, more diverse product offering.  We are delighted that Stephanie will continue to contribute as a member of the Board of Directors.”

“The selection of Eric Blashford as the Company’s incoming CEO reflects the culmination of a multi-year succession planning process,” continued Reiland.  “Eric is a proven, highly regarded leader within our industry, one well-equipped to lead Broadwind into its next phase of growth.  Our Board is confident that Eric will execute on our existing strategy, which includes a focus on the profitable diversification of our customer base and end-markets.”

“As our Chief Operating Officer, Eric consistently demonstrated the leadership qualities required to drive profitable growth at Broadwind,” stated Stephanie Kushner, CEO.  “Eric’s ongoing management of initiatives to improve and systematize core manufacturing capabilities, build strong customer relationships and improve commercial execution have been integral to the successful competitive positioning of our business.  More recently, his efforts to enhance product diversification across all business units, most notably through the expansion of our Heavy Fabrications product line and the diversification of Brad Foote Gearing and Red Wolf, have positioned the business for reduced cyclicality and improved execution.”

Mr. Blashford, 55, has more than 30 years of experience within the industrial manufacturing sector.  Since 2014, Blashford has served in several senior leadership roles at Broadwind, including President of the Towers and Heavy Fabrications segment and, more recently as Chief Operating Officer.  Prior to joining Broadwind, Mr. Blashford led industrial manufacturing companies within Heico Companies and The Scott Fetzer Co.  Mr. Blashford holds an MBA from Kent State and a BS in Accounting from the University of Akron.

About Broadwind Energy

Broadwind Energy (NASDAQ: BWEN) is a precision manufacturer of structures, equipment and components for clean tech and other specialized applications. With facilities throughout the U.S., Broadwind Energy's talented team is committed to helping customers maximize performance of their investments—quicker, easier and smarter. Find out more at www.bwen.com

Corporate Contact

Jason Bonfigt

708.780.4821

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